Exhibit 10.1
Chief Executive Officer Employment Agreement

By and between

Novocure GmbH, Neuhofstrasse 21, 6340 Baar, Switzerland (hereinafter the "Company")
and
Francis Leonard, 1550 Liberty Ridge Dr. Suite 115, Wayne, PA 19087 United States (hereinafter "you")

Effective Date: January 1, 2026

The purpose of this employment agreement (the "Agreement") is to set forth and acknowledge the terms of your continued employment with the Novocure Group. Your formal employment relationship will be with the Company, a Swiss limited liability company and a wholly owned subsidiary of NovoCure Limited, a Jersey (Channel Islands) corporation (the “Parent”). References herein to the “Novocure Group” shall mean and refer to, collectively, the Parent, the Company and their respective direct and indirect subsidiaries and affiliates. Upon the date specified above (the “Effective Date”), this Agreement will supersede and replace in its entirety all prior employment agreements with any legal entity of the Novocure Group, especially the employment letter agreement between you and Novocure USA LLC, dated as of September 1, 2020 (the “Prior Agreement”).

1.Start Date. The Company shall employ you, and you shall serve the Company, on the terms and conditions set forth in this Agreement. Your employment with the Company will commence on the Effective Date. From and after the Effective Date, you will carry out your day-to-day activities hereunder. Starting with the granting of a valid work permit for Switzerland, your place of work will be in an office of the Company located in the central Switzerland area. As you are already employed since June 14, 2010 within the Novocure Group, your years of service are recognized under this Agreement

2.Duties and Responsibilities. While you are employed by the Company, you will serve as and have the title of Chief Executive Officer of the Novocure Group, under the direction and supervision of the board of directors (or similar governing body) of the Company and the board of directors of the Parent (the “Board”). You will have such duties and responsibilities that are commensurate with your position and of a similarly-situated executive officer of a similarly-sized public company.
The Base Salary as defined in Section3includes any and all remuneration for such functions and positions. In case the law provides for a mandatory remuneration, the Company will decide whether such compensation shall be forwarded to the Company or be set off against the Base Salary as defined in Section 3.

Exhibit 10.1
You form part of the Company’s Executive Management. As such, your working time results from the workload required to fulfil the tasks and functions assigned to you. Any overtime or extra working hours of yours are included in your remuneration according to section 3 below. You are not entitled to additional remuneration in money or compensation in the form of free time for any overtime or extra working hours. If any additional compensation for excess hours or overtime work should ever become due based on any legal provisions, you agree that the Company can deduct such compensation from any discretionary Annual Bonus pursuant to section 3 below or from any other voluntary payment made to you.
While you are employed by the Company, you will devote your full business time, energy and skill to the performance of your duties and responsibilities hereunder; provided, that nothing in this Agreement shall prevent you from accepting appointment to or continuing to serve on any board of directors or trustees of any non-competing business corporation, charitable organization or other entity with the consent of the Board, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, you will not engage in any activities that could create an actual or perceived business or fiduciary conflict of interest with the Novocure Group or unreasonably interfere with the conduct of your obligations under this Agreement or any Novocure Group policy or applicable law or regulation (including the laws of any stock exchange on which the shares of Parent stock are listed).
3.Base Salary and Discretionary Annual Bonus.
(a)While you are employed by the Company, the Company will pay you a base salary at the rate of CHF 750,000 gross per year (the "Base Salary"). Your Base Salary will be paid in accordance with the usual payroll practices of the Company and in line with local legal requirements as far as Swiss law is applicable. While you are employed by the Company and in line with local legal requirements as far as Swiss law is applicable, your Base Salary will be reviewed from time to time for possible adjustment by the compensation committee of the Board or its delegate.

(b)You will be eligible to receive a discretionary annual cash bonus having a payout at the target level of performance of ninety percent (90%) of your Base Salary (the "Target Bonus") for each calendar year that you are employed by the Company, payable during the first calendar quarter of the year following the year to which the bonus relates, subject to your continued employment through the payment date. Such bonus will be subject to your successful achievement of performance goals set by the Board (or committee thereof), in their sole discretion, including, without limitation, goals based on the operating results of the Novocure Group or your individual performance.
4.Equity Awards. While you are employed by the Company, you will be eligible to participate in the Parent’s 2024 Omnibus Incentive Plan or such other equity-based long-term incentive compensation plan, program or arrangement generally made available to similarly situated senior executives of the Company from time to time (the "Plan"), as determined in the sole and absolute discretion of the Board or authorized committee thereof.
5.Benefits and Fringes.
(a)General. Except as provided otherwise herein, while you are employed by the Company, you will be entitled to such benefits and fringes, if any, as are generally provided

Exhibit 10.1
from time to time by the Company to its similarly-situated executive employees, subject to the satisfaction of any eligibility requirements.
(b)Vacation. You will be entitled to annual paid vacation in accordance with the Company’s General Employment Policy Switzerland (the “GEP”) in effect.
(c)Reimbursement of Business Expenses. Upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company’s expense reimbursement policy as in effect from time to time for all reasonable and necessary business expenses incurred in connection with the performance of your duties and responsibilities hereunder.
(d)Benefits. You will be eligible for employee benefits, including fringe benefits, and expense reimbursement consistent with the Company’s policies for similarly situated senior executives in Switzerland. The Company will provide comparable medical coverage for the you and your family in the U.S. should U.S.-based coverage no longer be available on the same cost-sharing basis as then provided to U.S.-based employees of Novocure Group.
(e)Relocation Expense Reimbursement. You will be entitled to reimbursement of your relocation expenses per the Company’s Global Relocation Policy and as approved by the Board or authorized committee thereof. Provided you remain eligible for continuation coverage pursuant to Part 6 of Title I of ERISA (“COBRA”), the Company shall pay or reimburse you an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plan as in effect as of the Effective Date with respect to the level of coverage in effect for you and your eligible dependents as of such date, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid (the “COBRA Benefit”), with respect to the period from the Effective Date for six (6) months thereafter, grossed up for any income taxes payable thereon.

(f)Tax Coverage. With respect to the compensation paid to you under the terms of this Agreement, if the U.S. Federal Government or the Commonwealth of Pennsylvania deem that you were ineligible to offset your income tax obligation as a U.S. citizen with foreign tax credits, partially or fully, for tax payments actually made in Switzerland, and as a result you are required to pay a combined income tax amount to the U.S. Federal Government and Pennsylvania that exceeds what you would have otherwise paid as a U.S. and Pennsylvania resident, then the Company will indemnify you for the incremental amount and the additional Swiss wealth tax requirements that you could not fully offset against U.S. Federal and Pennsylvania state taxes (together the “Incremental Tax Amount”).

Both Parties agree that the Incremental Tax Amount will be determined by an independent tax advisor as defined by the Company. For the avoidance of doubt, the Incremental Tax Amount will be grossed up to ensure that you will be indemnified. Any claim for indemnification under this clause (f) must be brought within five (5) years after the last day of the tax year for which such claim relates.

6.Termination of Employment / Probation Period.
(a)In deviation of the GEP, the parties agree that there is no probation period and your notice period is six (6) months effective as per end of a calendar month (the “Notice Period”). The employment with the Company may be terminated by the Company at any

Exhibit 10.1
time with or without Cause (as defined below) or by you at any time with or without Good Reason (as defined below). For purposes of this Agreement, “Cause” shall mean a determination by the Board that any of the following have occurred: (i) your failure to follow the lawful and reasonable directives of the Company or the Board; (ii) your material violation of any material Company policy, including any provision of a Code of Conduct or Code of Ethics adopted by the Company; (iii) your commission of any act of fraud, embezzlement, dishonesty or any other willful or gross misconduct that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company; (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of any member of the Novocure Group or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company; (v) your conviction of, or plea of guilty or “nolo contendere” (or functional equivalent) to, a felony or misdemeanor (other than a minor traffic offense); or (vi) your material breach of any of your obligations under this Agreement or any written agreement between you and any member of the Novocure Group. Except for any such event or condition which, by its nature, cannot reasonably be expected to be cured, with respect to the events or conditions described in clauses (i), (ii) or (vi), you shall have thirty (30) days after receipt of written notice from the Company specifying the events or conditions constituting Cause in reasonable detail within which to cure any events or conditions constituting Cause, provided that the Company serves notice of such events or conditions and intended termination within sixty (60) days of the occurrence thereof, and such Cause shall not exist unless either you are not entitled to notice under this sentence, or, if you are entitled to such notice, you fail to cure such acts constituting Cause within such thirty (30)-day cure period. Termination of your employment shall not be deemed to be for Cause unless, prior to termination, the Company delivers to you copies of resolutions duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to you and you are given a reasonable opportunity, together with counsel, to be heard before the Board), finding that you have engaged in the conduct described in any of (i)-(vi) above.
(b)Subject to Sections 6(c) and 6(d), upon termination of your employment for any reason, the Company will have no obligations under this Agreement other than to pay or provide you: (w) any unpaid Base Salary during the Notice Period in regular installments in accordance with the Company’s payroll practices (“Notice Pay”); (x) payment in respect of your earned but unused vacation time through the date of termination (but not in excess of one year’s vacation time, ignoring any vacation carried over from prior years – subject to a compensation through garden leave) in a lump sum in cash within 30 days after the date of termination; (y) reimbursement for any unreimbursed expenses reasonably incurred consistent with Novocure Group policies then in effect through the date of termination, in a lump sum in cash within 30 days after the date of termination; and (z) benefits in accordance with the terms of the applicable plans and programs of the Company (collectively, including the timing of payment or provision, the “Accrued Benefits”).
(c)In addition to the Accrued Benefits, upon a termination of your employment by (i) the Company other than (A) for Cause or (B) as a result of your death or Disability (as defined in the Plan) or (ii) you for Good Reason (a “Qualifying Termination”), then, except

Exhibit 10.1
as otherwise set forth in Section 6(d) below, and subject to your timely execution and delivery to the Company of a release of claims in substantially the form attached hereto as Exhibit A (the "Release") within twenty-one (21) days, or if required by law, forty-five (45) days, following the date of the Qualifying Termination, and the expiration of the seven (7)-day right of revocation with respect to the Release, the Company shall provide you with an aggregate lump sum payment payable at the end of the Notice Period equal to: (x) one hundred percent (100%) of your annual Base Salary at the level in effect as of the date of the Qualifying Termination minus (y) the amounts you receive during the Notice Period, which will be paid in in accordance with the Company’s payroll practices during the Notice Period (the “Notice Payments”) (it being understood that it is the intent of the parties that the amount payable pursuant to this Section 6(c) plus the Notice Payments shall equal one hundred (100%) of your annual Base Salary. The payments described in this Section 6(c) will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the Release becomes irrevocable (and any amount which would have otherwise been paid prior to such date paid in a lump sum at such time, and any remaining payments on the schedule described above).
(d)In addition to the Accrued Benefits, upon a Qualifying Termination within twelve (12) months following a Change in Control (as defined in the Plan), then, in lieu of the payments and benefits under Section 6(c) above, and subject to your timely execution and non-revocation of the Release within twenty-one (21) days, or if required by law, forty-five (45) days, following the date of such Qualifying Termination, and the expiration of the seven (7)-day right of revocation with respect to the Release, the Company shall provide you with the following: (I) an aggregate lump sum payment payable at the end of the Notice Period equal to: (x) two hundred percent (200%) of the sum of your annual Base Salary and your Target Bonus at the levels in effect as of the date of the Qualifying Termination minus (y) all Notice Payments (it being understood that it is the intent of the parties that the amount payable pursuant to this Section 6(d) plus the Notice Payments shall equal two hundred percent (200%) of the sum of your annual Base Salary and your Target Bonus; and (II) all stock options or other equity or equity-based awards held by you that have not previously become vested and (if applicable) exercisable as of the date of the Qualifying Termination shall, upon such termination, become immediately and fully vested and exercisable, without regard to the terms of any applicable award agreement or plan document, and such awards shall otherwise continue to apply on the same terms. The payments described in this Section 6(d) will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the Release becomes irrevocable (and any amount which would have otherwise been paid prior to such date paid in a lump sum at such time, and any remaining payments on the schedule described above).
(e)For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” following the occurrence of any of the following events: (i) the Company’s material failure to make any required payment to you hereunder; (ii) the substantial diminution of your position, reporting relationship, duties or responsibilities through no fault of your own, including, but not limited to, your removal as Principal Executive Officer of the Novocure Group; (iii) a reduction in your Base Salary or Target Bonus of more than ten percent (10%), unless such reduction is applied to all senior executives; (iv) a requirement that you move your principal business location to one that

Exhibit 10.1
would increase your commute by more than thirty (30) miles from the Company’s location in effect on the Effective Date; or (v) the Company’s willful breach of any of its material obligations under any written agreement with you. For purposes of this Agreement, “Good Reason Process” shall mean that (a) you notify the Company and the Board in writing of the occurrence of the alleged Good Reason condition within sixty (60) days of you becoming aware of the occurrence of such condition; (b) the Company shall have a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the alleged condition, during which time you cooperate in good faith with the Company’s efforts to remedy the condition; (c) the alleged Good Reason condition is not remedied during the Cure Period; and (d) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the alleged Good Reason condition during the Cure Period in your reasonable good faith judgment, Good Reason shall be deemed not to have occurred.
7.Covenants.
(a)Non-Competition. So long as you are employed by the Company under this Agreement and for the twelve (12)-month period following the termination of your employment with the Company for any reason (the “Restricted Period”), you agree that you will not, directly or indirectly, without the prior written consent of the Company, engage in Competition with the Novocure Group in the whole territory for which you were responsible during the term of this Employment Contract and/or in the whole territory in which you were working with products of the Company or any Novocure Group company during the term of this Employment Contract, but in any event at least in the territory of the United States of America, Japan, Germany and France and the respective markets. “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or in the development of any business if (A) such business competes or would compete with the business of the Novocure Group (it being understood that the business of the Novocure Group is the development and commercialization of its proprietary tumor treating fields (TTF) therapy for the treatment of solid tumor cancers (the “Business”)) and (B) your activities related to such business would create the opportunity for you to use confidential and proprietary information of the Novocure Group in connection with any other product being developed, manufactured, supplied or sold by any such business or business under development that competes with or upon introduction of a product would compete with the Business. For the avoidance of doubt and by way of example, the foregoing restrictions would not preclude you from being employed by a pharmaceutical company during the Restricted Period to the extent that your activities at such pharmaceutical company would not be directly related to the development, marketing or sale of products that are directly competitive with the Business. Notwithstanding the foregoing, nothing contained in this Section 7(a) shall prohibit you from (i) investing, as a passive investor, in any publicly held company provided that your beneficial ownership of any class of such publicly held company’s securities does not exceed one percent (1%) of the outstanding securities of such class, or (ii) with the consent of the Board, entering the employ of any academic institution or governmental or regulatory instrumentality of any country or any domestic or foreign state, county, city or political subdivision.
(b)Confidentiality. You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the

Exhibit 10.1
course of your assigned duties hereunder and for the benefit of the Novocure Group, either while you are employed by the Company hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Novocure Group, whether the foregoing will have been obtained by you during your employment or otherwise. The foregoing will not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public or in the industry subsequent to disclosure to you through no wrongful act by you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information). Notwithstanding the foregoing or any other provision in this Agreement or otherwise, nothing herein shall prohibit you from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation (it being understood that you do not need the Company’s prior authorization to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures).
(c)Non-Solicitation of Customers. You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Novocure Group to purchase goods or services then sold by the Novocure Group from any other person or entity.
(d)Non-Solicitation of Suppliers. You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Novocure Group’s suppliers to provide goods or services then provided to the Novocure Group to any other person or entity in Competition with the Novocure Group.
(e)Non-Solicitation of Employees. You recognize that you will possess confidential information about other employees of the Novocure Group relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Novocure Group. You recognize that the information you possess and will possess about these other employees is not generally known, is of substantial value to the Novocure Group in developing its business and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Novocure Group. You agree that, during the Restricted Period, you will not (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Novocure Group to leave such employment for the purpose of being employed by, or rendering services to, you or any person or entity unaffiliated with the Novocure Group, or (y) convey any such confidential information or trade secrets about other employees of the Novocure Group to any person or entity other than in the course of your assigned duties hereunder and for the benefit of the Novocure Group or as otherwise required by law or judicial or administrative process.

Exhibit 10.1
(f)Non-Disparagement. You and the Novocure Group agree that neither will, nor induce others to, Disparage the Novocure Group or any of their past or present officers, directors, employees or products, or you. “Disparage” will mean you or any Novocure Group officer or director making comments or statements to the press, the Novocure Group’s employees or any individual or entity with whom the Novocure Group has a business relationship, or any prospective new employer of yours, that would adversely affect in any manner: (i) the conduct of the business of the Novocure Group (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Novocure Group, or any of its products, or its past or present officers, directors, employees, stockholders and affiliates, or you. Nothing in this Section 7(f) shall prevent you or representatives of the Novocure Group from (x) pleading or testifying, to the extent that he or she reasonably believes such pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested, (y) from otherwise complying with legal requirements, or (z) your making any truthful and normal competitive comments and statements that do not violate Section 7 of this Agreement or, directly or indirectly, mention the Novocure Group or any of its executives or officers and are not directed at customers or employees of the Novocure Group.
(g)Inventions.
(i)You acknowledge and agree that all trade secrets, works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, data, programs, knowhow, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products or developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to your work with the Company or any other member of the Novocure Group, made, developed or conceived by you, solely or jointly with others or with the use of any of the Novocure Group’s equipment, supplies, facilities or trade secrets or (y) suggested by any work that you perform in connection with the Novocure Group, either while performing your duties with the Novocure Group or on your own time, but only insofar as the Inventions are related to your work as an employee of the Company or the Novocure Group, belong exclusively to the Company (or its designee and assigns, including without limitation the Parent), whether or not patent applications are filed thereon. You acknowledge and agree that you have previously disclosed to the Company all Inventions that belong to the Company pursuant to the previous sentence and that you have kept and will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all future Inventions completely and in writing to the Company. The Records are and will be the sole and exclusive property of the Company (or its designee and assigns, including without limitation the Parent), and you will surrender them upon the termination of your employment, or upon the Company’s request. You do hereby assign to the Company (and its designees and assigns) the Inventions, including all rights in and to patents and other intellectual property rights that may issue thereon in any and all countries, whether during your past employment with the Company or subsequent to the

Exhibit 10.1
term of this Agreement, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to the term of this Agreement, make such Applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions and the underlying intellectual property. You will also execute assignments to the Company (or its designee or assigns) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions and the underlying intellectual property for its benefit, all without additional compensation to you from the Company, but entirely at the Company’s expense.
(ii)In addition, the Inventions are deemed “work made for hire,” as such term is defined under the copyright law of the United States, on behalf of the Company and you agree that the Company (or its designees or assigns) is and will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to you. If the Inventions, or any portion thereof, are deemed not to be “work made for hire,” you hereby irrevocably convey, transfer, assign and deliver to the Company (or its designees or assigns), all rights, titles and interests in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions and the underlying intellectual property, including without limitation, (A) all of your rights, titles and interests in the copyrights (and all renewals, revivals and extensions thereof) related to the Inventions and the underlying intellectual property; (B) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and the underlying intellectual property; and (C) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to the Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.
(iii)To the extent that you are unable to assign any of your right, title or interest in any Invention under applicable law, for any such Invention and the underlying intellectual property rights, you hereby grant to the Company (or its designees or assigns) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Invention and the underlying intellectual property, with the right to sublicense, use, modify, create

Exhibit 10.1
derivative works and otherwise fully exploit such Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Invention.
(iv)To the extent that any of the Inventions are derived by, or require use by the Company of, any works, Inventions, or other intellectual property rights that you own, which are not assigned hereby, you hereby grant to the Company an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company (or its designees or assigns) to fully realize their ownership rights in the Inventions.
(h)Cooperation. Upon the receipt of notice from the Company (including outside counsel), you agree that while employed by the Company or any member of the Novocure Group and for a reasonable period thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Novocure Group and its representatives in defense of any claims that may be made against the Novocure Group, and will assist the Novocure Group in the prosecution of any claims that may be made by the Novocure Group, to the extent that such claims may relate to the period of your employment with the Company (or any predecessor) and were within your knowledge. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Novocure Group. You also agree to promptly inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Novocure Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Novocure Group with respect to such investigation, and will not do so unless legally required. Subject to any customary and reasonable limitations as may be set forth in any other written agreement between you and any member of the Novocure Group, the Company will reimburse you for pre-approved out-of-pocket expenses incurred in connection with such cooperation.
(i)Return of Property. On the date of the termination of your employment with the Company for any reason (or at any time prior thereto at the Company’s request), you will return all property belonging to the Novocure Group (including, but not limited to, any Novocure Group provided laptops, computers, mobile/smart phones, security cards/fobs, or other equipment, or documents and property belonging to the Novocure Group, but not your personal rolodex to the extent it contains only contact information).
(j)Injunctive Relief. It is further expressly agreed that the Company will or would suffer irreparable injury if you were to violate the provisions of this Section 7 and that the Novocure Group would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from violating the provisions of this Section 7.
(k)Survival of Provisions. The obligations contained in this Section 7 will survive the termination of your employment with the Company or any member of the Novocure Group and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope

Exhibit 10.1
or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.
8.Representation. You represent and warrant that your execution and delivery of this Agreement and your performing the contemplated services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction, nor will any member of the Novocure Group knowingly request or require you to take any action that would violate any prior agreement, contract or arrangement of which the Company has been made aware on or prior to the date of this Agreement.
9.Assignment. Notwithstanding anything else herein, this Agreement is personal to you and neither the Agreement nor any rights hereunder may be assigned by you. The Company may assign the Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company or otherwise to any person in connection with a Change in Control. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.
10.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of Switzerland, without reference to rules relating to conflicts of laws. The Company and you each irrevocably submit to the jurisdiction of the competent courts located in Zug, Switzerland and hereby waive any objection regarding jurisdiction or forum.
11.Entire Agreement; Amendments. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the parties hereto. To the extent implied herein, the applicable provisions of this Agreement shall survive any termination of your employment.
12.Applicable Policies. The GEP, as amended form time to time by they Company, shall apply in its then current English version and forms an integral part of this Employment Contract. In case of conflicts with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail unless otherwise specifically set forth in this Agreement. The Company shall make all statutory deductions from your salary in accordance with the applicable social security system to which the employment relationship is subject from time to time. To the extent that the applicable social security regime is not Swiss, the relevant provisions of the GEP regarding Swiss payroll deductions shall not apply, and the deductions shall instead be made in accordance with the requirements of the applicable foreign social security legislation.

Furthermore, you have to comply with any instructions and regulations, in particular the Expense Reimbursement Policy and the Notice of Fair Processing of Employee Data, issued by the Company and/or by the Novocure Group from time to time.
13.Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

Exhibit 10.1
14.Severability; Waiver. The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
15.Counterparts. This Agreement may be executed in several counterparts (including via facsimile), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.
16.Compensation Recovery. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that Parent and/or the Company has adopted, adopts or is otherwise required by law to adopt, whether pursuant to the listing standards of any national securities exchange or association on which the Parent’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or other applicable law.
17.Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given by facsimile or electronically via PDF and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you shall be sent to your most recent address on file with the Company. Notice to the Company shall be sent to its address set forth on the first page hereto. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 17, provided, however, that any such change of address notice shall not be effective unless and until received.
18.Indemnification; Directors and Officers Liability Insurance. In addition to any rights to indemnification to which you may be entitled under the Company’s and/or Parent’s governing documents or other agreement, the Company and/or Parent (as applicable) shall indemnify you at all times during and after your employment terminates for any reason to the maximum extent permitted under applicable law, including its provisions regarding advancement of costs and attorneys’ fees, in connection with any action, suit, investigation or proceeding based in whole or in part upon your actions, inaction, or status as an employee, officer, or director of any member of the Novocure Group, except to the extent it is finally determined by a court of competent jurisdiction that you are either not entitled to indemnification hereunder or otherwise or that any such action or inaction by you that gave rise to any such action, suit, investigation or proceeding arose out of your own gross negligence, willful misconduct or fraud. The Company and/or Parent shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board or the Parent Board (as applicable), and you shall be covered under such insurance to the same extent as any other senior executives of the Company and/or the Novocure Group, both during employment and thereafter while potential liability exists.
[Remainder of page intentionally blank]

Exhibit 10.1

We hope that you find the foregoing terms and conditions acceptable. You may indicate your agreement with the terms and conditions set forth in this Agreement by signing the enclosed duplicate original of this Agreement and returning it to me.
We look forward to your employment with the Company.
Very truly yours,
Novocure GmbH

By: /s/ Michael Puri
Name: Michael Puri
Title: Authorized Signatory
Dated: April 20, 2026
Accepted and Agreed:
/s/ Francis Leonard
Name: Francis Leonard
Dated: April 20, 2026

Exhibit 10.1

EXHIBIT A
RELEASE AGREEMENT
This RELEASE AGREEMENT (“Agreement”) made [ ], [ ] (the “Effective Date”), between [COMPANY] (including its successors and assigns, the “Company”), and [FIRST_NAME] [LAST_NAME] (the “Executive”).
1.Termination Date.
The Executive’s employment with the Company terminates with effect on [INSERT DATE] (the "Termination Date"). For the avoidance of doubt, the Termination Date is not subject to any deferment for whatever reason, including, but not limited to, sickness or accident.
2.Release.
(a)In consideration of the amounts to be paid by the Company pursuant to the employment agreement, dated as of January 1, 2025 (the “Employment Agreement”), Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parent company, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement arising out of his employment by, or termination from employment by, the Company or the Novocure Group (the “General Release”). References herein to the “Novocure Group” shall mean and refer to, collectively, the Company, Novocure Limited, a Jersey (Channel Islands) corporation, and their respective direct and indirect subsidiaries and affiliates. This General Release of Claims shall apply to any Claim of any type, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company.
(b)For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.
(c)In consideration of the promises of the Company set forth in the Employment Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Company. Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.
(d)Survival of Tax Coverage. Notwithstanding anything to the contrary in this Agreement, including the General Release, the parties expressly agree that the Company’s obligations under Clause 5(f) (Tax Coverage) of the Employment Agreement shall survive the execution of this Agreement and the termination of Executive’s employment, and shall remain in

Exhibit 10.1
full force and effect in accordance with its terms for five years following the end of the tax year during which the Employment Agreement terminated. Accordingly, such obligations are expressly excluded from the scope of the General Release and are not waived, released, or otherwise affected by this Agreement during such five year period.

(e)Except as provided in Section 6 of the Employment Agreement, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with or termination from the Company, and no further sums or benefits are owed to him by the Company or by any of the other Releasees at any time.
(f)This General Release does not waive any right Executive may have (i) to accrued and vested benefits or benefits otherwise due (other than severance, termination or change in control benefits) under any employee benefit plan of the Company or (ii) to coverage and/or indemnification by the Company pursuant to any directors’ and officers’ liability insurance coverage of the Company or pursuant to the organizational or governance documents of the Company.
3.Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.
4.Effective Date; Revocation. Executive acknowledges and represents that he has been given forty-five (45) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.
5.Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.
6.Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of Switzerland, without reference to rules relating to conflicts of laws.
7.Possible Continuation of Insurance Coverage. The Executive remains insured under the Company's existing insurance coverage until the Termination Date or, if earlier, until taking up

Exhibit 10.1
substitute employment in Switzerland, at the same terms as applicable at the date of execution of this Agreement.
The Executive confirms having been informed by the Company of the possibility to maintain, for his own account, his previous insurance coverage by entering into private arrangements with the Company's insurance providers, according to the terms of the Company's insurance policies (if any).

8.Letter of Reference. On the Termination Date, the Company shall provide the Executive with a final letter of reference. Upon request, the Company shall provide the Executive with an interim reference letter at an earlier date.
9.Entire Agreement. This Agreement, the Employment Agreement and the other agreements referred to in the Employment Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement.
10.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.
NOVOCURE GMBH
By:
Name:
Title:

By:
Name: Francis Leonard
Dated: